Exhibit 1.01
Conflict Minerals Report
For The Reporting Period from January 1, 2014 to December 31, 2014
This Conflict Minerals Report (the “Report”) of QuickLogic Corporation (“QuickLogic” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals referred to as “Conflict Minerals” are gold, columbite-tantalite (coltan), cassiterite and wolfamite, including their derivatives which are limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of Congo (the “DRC”), the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Description of the Company's Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2014.

These products, which are referred to in this Report collectively as the "Covered Products," are the following:

QuickLogic Product Platform Families	Description	Status
ARCTICLINK®	Semiconductor device	DRC conflict undeterminable
ARCTICLINK II	Semiconductor device	DRC conflict undeterminable
ARCTICLINK III	Semiconductor device	DRC conflict undeterminable
ARCTICLINK 3 S1	Semiconductor device	DRC conflict undeterminable
ARCTICLINK 3 S2	Semiconductor device	DRC conflict undeterminable
ECLIPSE	Semiconductor device	DRC conflict undeterminable
ECLIPSE II	Semiconductor device	DRC conflict undeterminable
ECLIPSE PLUS	Semiconductor device	DRC conflict undeterminable
PASIC®3	Semiconductor device	DRC conflict undeterminable
POLARPRO®	Semiconductor device	DRC conflict undeterminable
POLARPRO II	Semiconductor device	DRC conflict undeterminable
POLARPRO 3	Semiconductor device	DRC conflict undeterminable
POLARPRO 3E	Semiconductor device	DRC conflict undeterminable
QUICKPCI	Semiconductor device	DRC conflict undeterminable
QUICKRAM	Semiconductor device	DRC conflict undeterminable
Description of the Company’s Reasonable Country of Origin Inquiry
As described in this Report, we have determined that the following Conflict Minerals, namely gold, tantalum, tin and tungsten, are necessary to the functionality or production of products contracted to be manufactured by us during the calendar year 2014. As a result, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) reasonably designed to determine if any of these Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. Our supply chain is complex, and there are many third parties in the supply chain between the ultimate manufacturer of the Covered Products and the original sources of Conflict Minerals. The Company does not directly purchase Conflict Minerals from mines, smelters or refiners. Therefore, the Company must rely on the entities we contract to manufacture the Covered Products to provide information regarding the country of origin of Conflict Minerals that are included in the Covered Products. In designing our RCOI, we employed a combination of measures to determine whether the Conflict Minerals in our Covered Products originated from the Covered Countries, and determined that the Company would survey each of its first tier contract manufacturers.
As such, our RCOI primarily consisted of submitting the Conflict Minerals Reporting Template (“CMRT”) prepared by the Conflict Free Sourcing Initiative (“CFSI”), an initiative of the Electronic Industry Citizenship Coalition and Global eSustainability Initiative (“EICC-GeSI”) to the first tier contract manufacturers of our devices in 2014. Responses were reviewed for completeness, reasonableness and consistency, and we routinely followed up with our contract manufacturers for corrections and clarifications as needed. During 2014, we became a member of the CFSI, the industry initiative which audits the due diligence activities of smelters and refiners. Through our membership in the CFSI, we receive Compliant Smelter Detailed Sourcing Information (“CSDSI”) which we rely upon when reviewing the information provided to us by our first tier contract manufacturers.
We submitted this template to seven contract manufacturers which represents 100% of our contract manufacturers. We received responses, which were periodically updated, from each of our manufactures, four of which were unable to provide sufficient information to determine the status of a limited number of the facilities used to process the Conflict Minerals contained in our products.
In conclusion, based on our RCOI, we were unable to determine that the Conflict Minerals did not originate in the Covered Countries, or if our Conflict Minerals came from recycled or scrap sources.
Description of the Company’s Due Diligence Process
Based on this information, we performed additional due diligence on the source and chain of custody of these Conflict Minerals based on the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“Framework”) to determine if the Conflict Minerals that may have originated in the Covered Countries benefited armed groups. After performing the RCOI and due diligence in conformity with the Framework, we determined that our Covered Products are DRC Conflict Undeterminable with regard to calendar year 2014 because, for each of our Covered Products, we were unable to comprehensively determine the origin of all Conflict Minerals used in our Covered Products, the facilities used to process them, their country of origin and their mine or location of origin.

The Company's due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the "OECD Guidance"). The OECD Guidance is an internationally recognized due diligence framework.

In accordance with the five-step OECD Guidance, the design of our due diligence includes, but is not limited to, the following five steps: (i) establishment of strong company management systems, (ii) identification and assessment of risks in the supply chain, (iii) designing and implementing a strategy to respond to identified risks, (iv) carrying out an independent third-party audit of smelter/refiner’s due diligence practices and (v) reporting on supply chain due diligence. A description of certain activities undertaken by us in respect of each of the five steps of the OECD Guidance is described below.

1.	Establishment of Strong Company Management Systems

We have completed a number of steps to establish a management system for addressing the sourcing of Conflict Minerals in our Covered Products. These actions include:

a.
Adopt and Commit to a Supply Chain Policy for Conflict Minerals: Our Conflict Minerals Policy is available at http://www.quicklogic.com/corporate/support/conflict-minerals-policy. Our Policy underscores the Company’s commitment to ethical business conduct and the responsible sourcing of minerals and to working with our suppliers to ensure compliance with SEC regulations.

Our Policy notes the Company’s support of the industry-wide efforts the EICC-GeSI are making to address responsible sourcing of minerals through the development of the CFSI. Our policy discusses the Company’s adoption and use of the industry standard CMRT created by the EICC-GeSI to collect sourcing information related to conflict minerals as an element of our reasonable country of origin inquiry to verify the responsible sourcing of materials and to support compliance with SEC regulations.

b.
Internal Management to Support Supply Chain Due Diligence: Our Vice President of Operations, General Counsel and Environmental Compliance Specialist (the “Conflict Minerals Team”) participate in the design and execution of our conflict minerals program and cooperate to manage and support our supply chain due diligence. The Conflict Minerals Team identified the suppliers to be contacted and adopted and approved for use the Reporting Template discussed above. The Environmental Compliance Specialist interacts directly with our contract manufacturers to obtain updated and current Reporting Templates and analyzes the information provided by each contract manufacturer on the sourcing of the conflict minerals used in the manufacture of the Covered Products. Each response is reviewed to identify missing information and unclear responses. The Environmental Compliance Specialist meets regularly with the other members of the Conflict Minerals Team to discuss the results of the due diligence efforts and appropriate follow-up measures to be taken with our contract manufacturers. The General Counsel reports on the status of the Company’s supply chain due diligence at regularly scheduled meetings of the Company’s Board of Directors.

c.
Controls and Transparency to Support Supply Chain Diligence: We use the CMRT to identify the smelters and refiners that are in the supply chain of each of our contract manufactures. We periodically review and compare this list to the list of smelters and refiners identified by the CFSI to be active in the CFSI. This enables us to identify the smelters and refiners that have been determined to be conflict-free and those that are actively progressing towards an audit to determine their status. We have determined that this approach represents the most reasonable effort we can make to determine whether the minerals used in the production of our Covered Products are conflict-free.

d.
Supplier Engagement: We are dependent upon our contract manufactures to manufacture the Covered Products. We continue to work with our contract manufacturers to support their efforts to identify the sources and status of the Conflict Minerals used in our Covered Products and to encourage each smelter and refiner in our supply chain to become an active participant in the CFSI. We continue to actively engage with our contract manufacturers to strengthen our relationship with them and we have communicated to our contract manufacturers our commitment to sourcing Conflict Minerals in a manner that does not benefit armed groups in the Covered Countries.

e.
Grievance Mechanism: We have grievance mechanisms in place that enable employees and suppliers to report violations of the Company’s policies. We have a compliance hotline which is operated by an independent company that may be called at any time to report grievances and invite individuals with grievances to bring these matters to the attention of the Audit Committee of our Board of Directors by written correspondence on a confidential basis. We also employ an email address by which matters may be brought at any time to the attention of our Conflict Minerals Team by sending an email to conflictminerals@quicklogic.com.

2.	Identification and Assessment of Risks in the Supply Chain

Because of our position within our supply chain, it is difficult for us to identify actors upstream from our first tier contract manufacturers. As discussed above, we identified each of our first tier contract manufacturers and we have relied upon them to provide us with the necessary information about the source of Conflict Minerals contained in the products they manufacture on our behalf. Our contract manufacturers are similarly reliant upon information provided by their suppliers to provide information regarding the country of origin of Conflict Minerals that are included in the Covered Products.

We requested each of our contract manufacturers to complete the CMRT and review the sourcing information provided in response to our requests for accuracy and completeness. In the event we find the responses to the Reporting Template unclear or incomplete, we contact the contract manufacturer in question for additional information and clarification. We intend to contact each of our contract manufacturers at least once every six months to check on the status of their continuing due diligence and to obtain updated information. We record all information obtained from the Reporting Templates to identify the smelters and refiners in our supply chain. We compare the list of the smelters and refiners in our supply chain to the lists compiled by the CFSI to determine which smelters have been determined to be compliant with the CFSI assessment protocols.

3.	Designing and Implementing a Strategy to Respond to Identified Risks

In response to this risk assessment, the Company has an approved risk management plan which is implemented, managed and monitored through the above-described Conflict Minerals Team under the oversight of our Board of Directors. As noted above, we participate in the electronics industry’s EICC-GeSI Conflict Free Sourcing Initiative to identify smelters that provide material to our supply chain and to determine whether these smelters are compliant with the CFSI assessment protocols. We support the continued efforts of the EICC-GeSI to complete the audits of smelters that have agreed to date to participate in the CFSI and to encourage other identified smelters to become participants in the CFSI.

As a continuing part of our risk management plan, we have communicated our commitment to the use of conflict-free minerals in the manufacture of our Covered Products and our expectation that the manufacture of our Covered Products will be conflict-free.

4.	Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with any smelters or refiners in our supply chain and, as a result, we do not directly conduct audits. Instead, we supported the development and implementation of independent third party audits of smelters such as the CFSI by encouraging our contract manufacturers and component suppliers to purchase materials from audited, conflict-free smelters and determined whether the smelters that were used to process these minerals were validated as conflict-free as part of the CFSI.

5.	Reporting on Supply Chain Due Diligence

In 2015, we publicly filed the Form SD and this Report with the SEC, and a copy of this Report and the Form SD are publicly available at http://ir.quicklogic.com/sec.cfm.

This Report includes information about the RCOI methodology utilized by the Company, the design of our due diligence process in conformance with the OECD Guidelines, the list of known smelters utilized in our supply chain identified in our due diligence process and a description of our products that incorporate conflict minerals necessary to the functionality or production of such products.
Findings and Conclusions
Based on the information that was provided by the Company’s contract manufacturers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products include the smelters and refiners listed below, including whether such smelters participate in the CFSI.

Standard Smelter Name	Smelter ID	CFSI	Country
Gold
Heraeus Ltd. Hong Kong	CID000707	CF	CHINA
Metalor Technologies SA	CID001153	CF	SWITZERLAND
Rand Refinery (Pty) Ltd	CID001512	CF	SOUTH AFRICA
Metalor Technologies (Hong Kong) Ltd	CID001149	CF	CHINA
Matsuda Sangyo Co., Ltd.	CID001119	CF	JAPAN
Metalor USA Refining Corporation	CID001157	CF	UNITED STATES
Argor-Heraeus SA	CID000077	CF	SWITZERLAND
Dowa Metals & Mining.	CID000401	CF	JAPAN
Mitsubishi Materials Corporation	CID001188	CF	JAPAN
Mitsui Mining and Smelting Co., Ltd.	CID001193	CF	JAPAN
JX Nippon Mining & Metals Co., Ltd.	CID000937	CF	JAPAN
Sumitomo Metal Mining Co., Ltd.	CID001798	CF	JAPAN
Asahi Pretec Corp koube koujyo	CID000082	CF	JAPAN
Johnson Matthey Inc	CID000920	CF	UNITED STATES
CCR Refinery - Glencore Canada Corporation	CID000185	CF	CANADA
Tanaka Kikinzoku Kogyo K.K.	CID001875	CF	JAPAN
LS-NIKKO Copper Inc.	CID001078	CF	KOREA, REPUBLIC OF
Western Australian Mint trading as The Perth Mint	CID002030	CF	AUSTRALIA
Ishifuku Metal Industry Co., Ltd.	CID000807	CF	JAPAN

Tokuriki Honten Co., Ltd	CID001938	CF	JAPAN
Nihon Material Co. LTD	CID001259	CF	JAPAN
Kojima Chemicals Co., Ltd	CID000981	CF	JAPAN
Eco-System Recycling Co., Ltd.	CID000425	CF	JAPAN
PAMP SA	CID001352	CF	SWITZERLAND
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CID001622	CF	CHINA
Valcambi SA	CID002003	CF	SWITZERLAND
Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	CF	GERMANY
Heraeus Precious Metals GmbH & Co. KG	CID000711	CF	GERMANY
Kennecott Utah Copper LLC	CID000969	CF	UNITED STATES
Materion	CID001113	CF	UNITED STATES
Ohio Precious Metals, LLC	CID001322	CF	UNITED STATES
Royal Canadian Mint	CID001534	CF	CANADA
Solar Applied Materials Technology Corp.	CID001761	CF	CHINA
Umicore SA Business Unit Precious Metals Refining	CID001980	CF	BELGIUM
United Precious Metal Refining, Inc.	CID001993	CF	UNITED STATES
TANTALUM
H.C. Starck GmbH Goslar	CID002545	CF	GERMANY
H.C. Starck GmbH Laufenburg	CID002546	CF	GERMANY
H.C. Starck Co., Ltd.	CID002544	CF	THAILAND
H.C. Starck Hermsdorf GmbH	CID002547	CF	GERMANY
H.C. Starck Inc.	CID002548	CF	UNITED STATES
H.C. Starck Ltd.	CID002549	CF	JAPAN
H.C. Starck Smelting GmbH & Co.KG	CID002550	CF	GERMANY
Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	CF	CHINA
Global Advanced Metals Boyertown	CID002557	CF	UNITED STATES
Ulba	CID001969	CF	KAZAKHSTAN
Mitsui Mining & Smelting	CID001192	CF	JAPAN
Jiujiang Tanbre Co., Ltd.	CID000917	CF	CHINA
Taki Chemicals	CID001869	CF	JAPAN
TIN
Yunnan Tin Company, Ltd.	CID002180	CF	CHINA
CV Serumpun Sebalai	CID000313	N	INDONESIA
PT Bangka Putra Karya	CID001412	CF	INDONESIA
Fenix Metals	CID000468	AU	POLAND
Minsur	CID001182	CF	PERU
PT Timah	CID001482	CF	INDONESIA
Thaisarco	CID001898	CF	THAILAND
PT DS Jaya Abadi	CID001434	CF	INDONESIA
PT Stanindo Inti Perkasa	CID001468	CF	INDONESIA
Malaysia Smelting Corporation (MSC)	CID001105	CF	MALAYSIA
Metallo Chimique	CID001143	CF	BELGIUM
Mineração Taboca S.A.	CID001173	CF	BRAZIL
EM Vinto	CID000438	CF	BOLIVIA
OMSA	CID001337	CF	BOLIVIA
White Solder Metalurgia e Mineração Ltda.	CID002036	CF	BRAZIL

PT Bukit Timah	CID001428	CF	INDONESIA
PT Tambang Timah	CID001477	CF	INDONESIA
PT Eunindo Usaha Mandiri	CID001438	CF	INDONESIA
CV United Smelting	CID000315	CF	INDONESIA
PT Tinindo Inter Nusa	CID001490	CF	INDONESIA
PT Sariwiguna Binasentosa	CID001463	CF	INDONESIA
PT Mitra Stania Prima	CID001453	CF	INDONESIA
Gejiu Non-Ferrous Metal Processing Co. Ltd.	CID000538	CF	CHINA
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CID002158	AU	CHINA
Mitsubishi Materials Corporation	CID001191	CF	JAPAN
PT Bangka Tin Industry	CID001419	CF	INDONESIA
Alpha	CID000292	CF	UNITED STATES
Cooperativa Metalurgica de Rondônia Ltda.	CID000295	CF	BRAZIL
PT Refined Bangka Tin	CID001460	CF	INDONESIA
TUNGSTEN
Xiamen Tungsten Co., Ltd	CID002082	CF	CHINA
Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	CF	CHINA
Ganzhou Huaxin Tungsten Products	CID000875	CF	CHINA
Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	CF	CHINA
Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	CF	CHINA
Chongyi Zhangyuan Tungsten Co Ltd	CID000258	AU	CHINA
Global Tungsten & Powders Corp.	CID000568	CF	UNITED STATES
Guangdong Xianglu Tungsten Industry Co., Ltd.	CID000218	AU	CHINA

“CF” indicates that as of May 15, 2015, the smelter participates in the CFSI and has been certified and audited by the CFSI.
“AU” indicates that the smelter has agreed to participate in the CFSI, but that as of May 15, 2015, the audit process has not yet been completed.
“N” indicates that as of May 15, 2015, the smelter is not listed by the CFSI as having agreed to participate in the CFSI.

DRC Conflict Undeterminable

After exercising the due diligence described above, the Company was unable to determine whether or not each of the Covered Products qualify as "DRC conflict free," as defined under the Rule. Accordingly, the Company has reasonably determined that each of the Covered Products is "DRC conflict undeterminable," as defined in the Rule.
Future Steps
We have communicated our expectations, as reflected in our Conflict Minerals Policy, to our contract manufacturers and other suppliers. Since the end of 2014, we have continued to engage with our first-tier suppliers to update their information on the source and chain of custody of conflict minerals in our supply chain and to require that all smelters utilized agree to participate in the CFSI.